CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Reg. Nos. 333-109956 and 333-108509 and Form S-3 Reg. No. 333-118552) pertaining to the Journal Communications, Inc. 2003 Equity Incentive Plan and the Journal Communications, Inc. 2003 Employee Stock Purchase Plan of Journal Communications, Inc. of our report dated November 18, 2005, with respect to the combined financial statements of three television stations doing business as WFTX-TV, KMTV-TV, and KGUN-TV, along with the FCC licenses applicable to each station, included in this Form 8-K for the year ended February 28, 2005.

/s/ Ernst & Young LLP

Indianapolis, Indiana
December 9, 2005